EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of February 18, 2020 (the “Effective Date”), between AMICUS THERAPEUTICS, INC., a Delaware corporation having an office at 3675 Market Street, Philadelphia, PA 19104 (the “Company”), and Hung Do, an individual residing at […], (“Employee”) (together, the “parties”).
WHEREAS, the Company wishes to continue to employ Employee, and Employee wishes to continue to be employed by Company, on the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the sufficiency and receipt whereof is hereby acknowledged, the parties agree as follows:
Section 1.Definitions. Unless otherwise defined herein, the following terms shall have the following respective meanings:
“Accrued Amounts” means, as of the termination of Employee’s employment: (a) the total of any expenses properly incurred by Employee under Section 3.4(b) that have not previously been reimbursed as of the effective date of the termination; (b) the sum of Employee’s accrued, but unused, vacation time, if any, as of the effective date of the termination; and (c) any accrued and unpaid Base Salary through and including the effective date of Employee’s termination.
“Affiliate” shall mean any other company, directly or indirectly, controlling, controlled by or under common control with the Company.
“Cause” means Employee’s: (i) willful or deliberate misconduct that has or could reasonably be expected to have a materially adverse impact on the reputation or business of the Company (or an Affiliate), or that results in gain or personal enrichment of Employee to the detriment of the Company (or an Affiliate); (ii) violation of Company policy including, but not limited to, policies prohibiting harassment and other workplace misconduct, and policies governing corporate compliance; (iii) misappropriation of the funds or assets of the Company (or an Affiliate); (iv) conviction, plea of guilty, admission to facts sufficient for a finding of guilt, or plea of no contest (or nolo contendere) to: (a) any felony, or (b) any misdemeanor involving fraud, theft, dishonesty, wrongful taking of property, embezzlement, bribery, forgery or extortion; (v) material breach of this Agreement; (vi) material breach of the Confidentiality, Non-Disclosure and Non-Competition Agreement attached as Exhibit A; (vii) breach of Employee’s duty of loyalty to the Company; (viii) disqualification, bar or suspension by any governmental authority from performing any of the duties contemplated by this Agreement; (ix) material failure to perform Employee’s duties or obligations hereunder (other than as a result of being Unable to Work); or (x) willful failure to adhere to or carry out lawful duties or directives of the Company’s Chief Executive Officer (“CEO”) or Board of Directors (“Board”). Notwithstanding anything to the contrary herein, the Company shall not be deemed to have terminated Employee for Cause for the events described above in subsections (ix) or (x) unless the CEO or Board, as applicable, has determined that such events are amenable to cure and given Employee written notice of the occurrence of the claimed event(s) constituting Cause and Employee has failed to cure such event(s) within fourteen (14) calendar days after Employee’s receipt of such notice (or such other period as may be deemed reasonable by the CEO or Board under the circumstances and communicated to Employee). The other events described above are not subject to an opportunity to cure but the Company may, in its sole discretion, conduct an investigation into those events and provide the employee a full opportunity to participate.
“Change in Control Event” means any of the following: (i) when any person or entity who is not currently a stockholder of the Company (as of the date of this Agreement) becomes the beneficial owner of greater than 50% of the then-outstanding voting power of the Company; (ii) when a merger or consolidation with another entity occurs that causes the voting securities of the Company outstanding immediately before the transaction to constitute less than a majority of the voting power of the voting securities of the Company or the surviving entity outstanding immediately after the transaction; or (iii) when a sale or disposition of all or substantially all of the Company’s assets occurs. Notwithstanding the foregoing, no event shall be deemed to be a Change in Control Event unless such event would also be a Change in Control under Section 409A and the rules and regulations promulgated thereunder (collectively, “Section 409”) of the Internal Revenue Code of 1986, as amended (the “Code”) or would otherwise be a permitted distribution event under Section 409A.
“Change in Control Severance Benefits” means: (i) payment of an amount equal to one and one-half (1.5) times Employee’s then current Base Salary, payable in installments over eighteen (18) months, commencing within sixty (60) calendar days after the resignation or termination (collectively, “termination’) of Employee’s employment with the Company, in accordance with the Company’s customary payroll practices for its senior management personnel; (ii) payment of an amount equal to 100% of the target Bonus for the calendar year in which such termination occurs (such amount being payable in a lump sum), payable within seventy five (75) calendar days following such termination ; (iii) the accelerated vesting of stock options held by Employee immediately prior to such termination (“Options”), such that all Options will become vested as of the date of Employee’s termination; (iv) the accelerated vesting of restricted stock grants held by Employee immediately prior to such termination (“Grants”), such that all Grants will become vested as of the date of Employee’s termination; (v) the accelerated vesting of performance restricted stock units held by Employee immediately prior to such termination at the applicable performance targets or such greater amounts as determined by the Board of Directors in their sole discretion; and (vi) in the event that Employee is enrolled in any of the Company’s group health benefits plans as of the effective date of Employee’s termination, then Employee and Employee’s eligible dependents, if any, shall remain eligible to continue their participation in such plans for a period of eighteen (18) months after Employee’s date of termination, subject to the eligibility and other terms and conditions of such plans, except that the Company will pay the full premiums otherwise payable for such coverage during such 18 month period. Notwithstanding any other provision of this Agreement, Employee’s receipt of Change in Control Severance Benefits is conditioned on Employee’s execution and delivery to the Company of a separation agreement (that Employee does not revoke) containing a general release, the form and substance of which are acceptable to the Company.
“Good Reason” means the occurrence of one or both of the following events without Employee’s consent: (i) the Company’s material diminution of Employee’s authority, duties, or responsibilities as set forth in this Agreement; or (ii) the Company’s change in the principal geographic location at which Employee provides services to the Company to a location more than thirty (30) miles from Employee’s assigned primary office location, unless such relocation is only temporary, for a reasonable period of time, or unless such relocation merely constitutes travel reasonably required in connection with the performance of Employee’s duties. Notwithstanding anything to the contrary herein, Employee shall not be deemed to have resigned for Good Reason unless: (a) Employee had provided to the Company written notice within thirty (30) calendar days of the occurrence of the claimed event(s) constituting Good Reason, specifying in detail the basis for such Good Reason; (b) the Company fails to cure the Good Reason within thirty (30) calendar days after its receipt of such notice, and (c) Employee terminates employment within sixty (60) calendar days after providing notice to Company of the claimed event(s) constituting Good Reason.
“Severance Benefits” means (i) payment of an amount equal to Employee’s then current Base Salary, payable in installments over twelve (12) months, commencing within sixty (60) calendar days of the termination of Employee’s employment with the Company, in accordance with the Company’s customary payroll practices then in effect for its senior management personnel; (ii) payment of a bonus equal to 100% of the target Bonus for the calendar year in which such termination occurs pro-rated for the number of days actually worked in the year of termination, payable within seventy five (75) calendar days following such termination; (iii) the accelerated vesting of the Options, such that the portion of the Options that was otherwise scheduled to vest during the twelve (12) month period immediately following such termination (had Employee remained employed with the Company for that period) will become vested as of the date of Employee’s termination; (iv) the accelerated vesting of RSUs, such that the portion of RSUs that was otherwise scheduled to vest during the twelve (12) month period immediately following such termination (had Employee remained employed with the Company for that period) will become vested as of the date of Employee’s termination; (v) the accelerated vesting of PRSUs, such that the portion of PRSUs that was otherwise scheduled to vest during the twelve month period immediately following such termination (had Employee remained employed with the Company for that period) will become vested as of the date of Employee’s termination; and (vi)in the event that Employee is enrolled in any of the Company’s group health benefits plans as of the effective date of Employee’s termination, then Employee and Employee’s eligible dependents, if any, shall remain eligible to continue their participation in such plans for a period of twelve (12) months after Employee’s date of termination, subject to the eligibility and other terms and conditions of such plans, except that the Company will pay the full premiums otherwise payable for such coverage during such 12 month period. Notwithstanding any other provision of this Agreement, Employee’s receipt of Severance Benefits is conditioned on Employee’s execution and delivery to the Company of a separation agreement (that Employee does not revoke) containing a general release, the form and substance of which are acceptable to the Company.
“Unable to Work” means the determination by the Company, following an interactive process, that Employee has become physically or mentally incapable of performing Employee’s essential job functions, with or without a reasonable accommodation, following any period during which such status would be protected under applicable law.
Section 2.    Employment.
2.1.    Duties and Responsibilities. Subject to the terms and conditions of this Agreement, Employee will be employed by the Company as Chief Science Officer or in such other position as may be mutually agreed upon by the parties. A Job Description setting forth Employee’s duties and responsibilities is attached as Exhibit C. Employee accepts such employment, and agrees to perform all of the duties and accept all of the responsibilities accompanying such position. Employee agrees to serve the Company faithfully and to the best of Employee’s abilities, and to devote all of Employee’s business time, skill and attention to such service. Employee is expected to be available for meetings on a regular basis, upon request by the Company, at the Company’s Cranbury, New Jersey, and Philadelphia, Pennsylvania, locations or such other Company locations as needed including, but not limited to, the Company’s international offices.
2.2.    Full Time and Attention. Employee shall devote Employee’s full business time and best efforts to the performance of Employee’s duties and to the furtherance of the Company’s interests. During Employee’s employment with the Company, Employee may not hold another position of employment, or be retained as a consultant, or engage in any other business activity (whether full-time or part-time, whether or not for compensation), unless the Company gives Employee prior written permission to do so. Notwithstanding anything stated in this provision to the contrary, Employee is permitted to engage in charitable activities, as long as they do not interfere with Employee’s employment obligations to the Company.
2.3.    Company Policies. During Employee’s employment with the Company, Employee will be subject to all applicable employment and other policies of the Company, as outlined in the Amicus Employee Handbook and as otherwise published by the Company in writing.
Section 3.    Compensation and Benefits.
3.1.    Base Salary. During Employee’s employment, the Company shall pay Employee a salary at the gross annual rate of $427,063 (less applicable withholding) or such greater amount as the Board or a committee thereof may from time to time establish pursuant to the terms hereof (the “Base Salary”). Such Base Salary shall be reviewed annually and may be increased, but not decreased, by the Board or a committee thereof in its sole discretion. The Base Salary shall be payable in accordance with the Company’s customary payroll practices for its senior management personnel.
3.2.    Bonus. During Employee’s employment, Employee shall be eligible to participate in the Company’s bonus programs as may be in effect with respect to senior management personnel. Employee shall be eligible to earn an annual target bonus of 100% of the Base Salary in cash (the “Bonus”) such actual amount determined by the Company Compensation Committee in its absolute discretion and at 40% of base salary; provided, however, that notwithstanding anything to the contrary herein or in any bonus program, Employee must be employed by the Company as of December 31 of the applicable calendar year, in order to be eligible to earn a Bonus for such calendar year. Any Bonus payment to which Employee becomes entitled hereunder shall be paid to Employee in a lump sum (less applicable withholding) on or before the 15th day of the third month following the end of the calendar year in which the Bonus was earned.
3.3.    Equity. Subject to the terms and conditions of the Company’s Amended and Restated 2007 Equity Incentive Plan and such other equity plans as the Company may adopt from time to time including, but not limited to, an Employee Stock Purchase Plan, during Employee’s employment with the Company, Employee will be eligible to receive stock options, Restricted Stock Units and Performance Restricted Stock Units pursuant to any Award Agreement (as that term is defined in the Company’s Equity Incentive Plan) between Employee and the Company. Unless otherwise provided in this Agreement, the terms and conditions of the applicable equity plan will govern all equity grants to Employee (including vesting of options and units), including with regard to the impact of the end of Employee’s employment on such equity grants.
3.4.    Benefits.
(a)    Benefit Plans. During Employee’s employment, Employee may participate in any benefit plans (including health and medical insurance) as may be in effect with respect to senior management personnel of the Company, including any equity plan, subject to the eligibility and contribution requirements, enrollment criteria and other terms and conditions of such plans. The Company reserves the right to modify, amend and eliminate any such plans, in its sole and absolute discretion.
(b)    Reimbursement of Expenses. During Employee’s employment, the Company shall pay or promptly reimburse Employee, upon submission of proper invoices or other documentation in accordance with the Company’s policies and procedures, for all reasonable out-of-pocket business, entertainment and travel expenses incurred by Employee in the performance of Employee’s duties. Any taxable reimbursement of business or other expenses as specified under this Agreement shall be subject to the following conditions: (i) the expenses eligible for reimbursement in one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year; (ii) the reimbursement of an eligible expense shall be made no later than the end of the calendar year after the year in which such expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for another benefit.
(c)    Vacation. During Employee’s employment, Employee shall be entitled to vacation in accordance with the policies of the Company applicable to senior management personnel as may be in effect from time to time.
(d)    Withholding. The Company shall withhold from all amounts payable or benefits accorded to Employee all federal, state and local income, employment and other taxes, as and in such amounts as may be required by applicable law.
Section 4.    Duration of Employment. Employee’s employment with the Company shall begin on the Effective Date and continue until Employee’s employment is terminated by either Employee or the Company. At all times, Employee’s employment with the Company shall be “at-will,” meaning that either Employee or the Company may terminate the employment at any time, for no reason or any lawful reason.
Section 5.    Termination; Severance Benefits.
5.1.    Notice of Termination. Any termination of Employee’s employment by the Company or by Employee (other than on account of death) shall be communicated to the other party by written notice that indicates the specific termination provision in this Agreement relied upon. Except as otherwise expressly provided in this Agreement or the notice, the termination shall take effect immediately. The parties agree that the notice requirements set forth in this Agreement do not alter the “at will” nature of Employee’s employment, as described in Section 4.
5.2.    Generally. Upon termination of Employee’s employment for any reason, Employee shall be deemed simultaneously to have resigned as a member of the Board, if applicable, and from any other position or office Employee may at the time hold with the Company or any of its Affiliates. Employee agrees to cooperate with the Company by signing any necessary documents and taking any other steps necessary to effectuate Employee’s resignation from the Board, if applicable, and from any other position or office Employee may hold with the Company or any of its Affiliates. In addition, upon termination of Employee’s employment for any reason, the Company shall pay Employee the Accrued Amounts. The Accrued Amounts will be paid within the time required by applicable law. The impact of the termination of Employee’s employment on the Employee’s participation in the Company’s health plans is addressed in Section 5.3 and Section 5.4.
5.3.    Termination by Employee.
(a)    Resignation Independent of a Change in Control Event. If Employee resigns and a Change in Control Event has not occurred in the prior 12 months, then (irrespective of whether the resignation was with or without Good Reason): (i) Employee shall receive no further compensation or remuneration of any kind other than the Accrued Amounts; and (ii) at the end of the month in which the resignation takes effect, Employee shall cease to be covered under or permitted to participate in or receive any of the benefits described in Section 3.4, except that, if Employee is enrolled and participating in the Company’s health benefit plans at the time of termination, the Company will allow Employee to continue as a member of those plans at Employee’s expense in accordance with the terms of those plans and the Consolidated Omnibus Budget Reconciliation Act (COBRA) for the legally required benefit continuation period.
(b)    Good Reason Resignation Within 12 Months of a Change in Control Event. If Employee resigns for Good Reason within twelve (12) months after a Change in Control Event, Employee will be entitled to receive, in addition to the Accrued Amounts, Change in Control Severance Benefits. All payments and benefits under this section, except for the Accrued Amounts, shall: (1) require Employee to execute and return (and not revoke) a separation agreement containing a general release, the form and substance of which are acceptable to the Company; and (2) be subject to Section 5.6 and Section 5.7(b).
5.4.    Termination by the Company.
(a)    Without Cause Within 12 Months After a Change in Control Event. If the Company terminates Employee’s employment without Cause within 12 months after a Change in Control Event, then in lieu of any other payments, rights or benefits under Section 5.4(a), Employee will be entitled to receive Change in Control Severance Benefits in addition to the Accrued Amounts. All payments and benefits under this section, except for the Accrued Amounts, shall: (1) require Employee to execute and return (and not revoke) a separation agreement containing a general release, the form and substance of which are acceptable to the Company; and (2) be subject to Section 5.6 and Section 5.7(b).
(b)    Without Cause Not Within 12 Months After a Change in Control Event. If the Company terminates Employee’s employment without Cause (other than within 12 months after a Change in Control Event), then Employee will be entitled to receive Severance Benefits in addition to the Accrued Amounts. All payments and benefits under this section, except for the Accrued Amounts, shall: (1) require Employee to execute and return (and not revoke) a separation agreement containing a general release, the form and substance of which are acceptable to the Company; and (2) be subject to Section 5.6 and Section 5.7(b).
(c)    For Cause. If the Company terminates Employee’s employment for Cause at any time, Employee shall: (i) receive no further compensation or remuneration of any kind (including any Base Salary or Bonus hereunder) other than the Accrued Amounts; and (ii) at the end of the month in which the termination takes effect, cease to be covered under or be permitted to participate in or receive any of the benefits described in Section 3.4, except that, if Employee is enrolled and participating in the Company’s health benefit plans at the time of termination, the Company will allow Employee to continue as a member of those plans at Employee’s expense in accordance with the terms of those plans and the Consolidated Omnibus Budget Reconciliation Act (COBRA) for the legally required benefit continuation period.
5.5.    Termination upon Death or Inability to Work.
(a)    Death. Employee’s employment shall terminate immediately upon Employee’s death. In the event of Employee’s death during the course of Employee’s employment with the Company, the Company will pay the Employee’s estate the Accrued Amounts.
(b)    Inability to Work. Except as otherwise provided by applicable law, the Company may terminate Employee’s employment in the event Employee is Unable to Work. In the event of Employee’s death or termination by the Company due to Employee being Unable to Work, Employee shall receive: (a) the Accrued Amounts, and (b) in the event that Employee is enrolled in any of the Company’s group health benefits plans as of the effective date of Employee’s termination, then Employee and Employee’s eligible dependents, if any, shall remain eligible to continue their participation in such plans for a period of twelve (12) months after Employee’s date of termination, subject to the eligibility and other terms and conditions of such plans, except that the Company will pay the full premiums otherwise payable for such coverage during such 12 month period.
5.6.    General Release and Compliance Required. Employee’s receipt of any right, payment or benefit under Section 5.3(b) or Section 5.4(a) or Section 5.4(b) is subject to and conditioned upon: (a) Employee’s execution and delivery to the Company of a separation agreement (that Employee does not revoke) containing a general release, the form and substance of which are acceptable to the Company; and (b) Employee’s reaffirmation of and continuing compliance with Employee’s contractual and legal obligations to the Company, as expressly set forth in the Confidentiality, Non-Disclosure and Non-Competition Agreement attached as Exhibit A.
5.7.    Section 409A.
(a)    Purpose. This section is intended to help ensure that compensation paid or delivered to Employee pursuant to this Agreement either is paid in compliance with, or is exempt from, IRC Section 409A. However, the Company does not warrant to Employee that all compensation paid or delivered to Employee for Employee’s services will be exempt from, or paid in compliance with, Section 409A.
(b)    Amounts Payable On Account of Termination. For the purposes of determining when amounts otherwise payable on account of Employee’s termination of employment under this Agreement will be paid, which amounts become due because of Employee’s termination of employment, “termination of employment” or words of similar import, as used in this Agreement, shall be construed as the date that Employee first incurs a “separation from service” for purposes of Section 409A on or following termination of employment. Furthermore, if Employee is a “specified employee” of a public company as determined pursuant to Section 409A as of Employee’s termination of employment, any amounts payable on account of Employee’s termination of employment that constitute deferred compensation within the meaning of Section 409A and that are otherwise payable during the first six months following Employee’s termination (or prior to Employee’s death after termination) shall be paid to Employee in a cash lump-sum on the earlier of: (i) the date of Employee’s death; or (ii) the first business day of the seventh calendar month immediately following the month in which Employee’s termination occurs.
(c)    Series of Payments. Any right to a series of installment payments shall be treated as a right to a series of separate payments.
(d)    Interpretative Rules. In applying Section 409A to amounts paid pursuant to this Agreement, any right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.
5.8.    Participation in Other Severance Plans. Employee agrees and acknowledges that Employee shall not be eligible to participate in or have any right to compensation or benefits pursuant to the Company’s Change in Control Severance Plan (or any successor plan thereto) or any other Severance Plan issued by the Company.
5.9.    Exclusivity. In the event Employee’s employment is terminated for any reason, Employee (and Employee’s eligible dependents, if any) shall not be entitled to any payments or benefits from the Company or any of its Affiliates except as specifically set forth in this Section 5.
Section 6.    Federal Excise Tax.
6.1.    General Rule. Employee’s payments and benefits under this Agreement and all other arrangements or programs related thereto shall not, in the aggregate, exceed the maximum amount that may be paid to Employee without triggering golden parachute penalties under Section 280G of the Code, and the provisions related thereto with respect to such payments. If Employee’s benefits must be cut back to avoid triggering such penalties, such reduction shall be made in the following order: (i) first, any future cash payments (if any) shall be reduced (if necessary, to zero); (ii) second, any current cash payments shall be reduced (if necessary, to zero); (iii) third, all non-cash payments (other than equity or equity derivative related payments) shall be reduced (if necessary, to zero); and (iv) fourth, all equity or equity derivative payments shall be reduced. If an amount in excess of the limit set forth in this Section is paid to Employee, Employee must repay the excess amount to the Company upon demand, with interest at the rate provided in Section 1274(b)(2)(B) of the Code. Employee and the Company agree to cooperate with each other reasonably in connection with any administrative or judicial proceedings concerning the existence or amount of golden parachute penalties on payments or benefits Employee receives.
6.2.    Exception. Section 6.1 shall apply only if it increases the net amount Employee would realize from payments and benefits subject to Section 6.1 after payment of income and excise taxes by Employee on such payments and benefits.
6.3.    Determinations. The determination of whether the golden parachute penalties under Section 280G of the Code and the provisions related thereto shall be made by counsel chosen by Employee and reasonably acceptable to the Company. All other determinations needed to apply this Section 6 shall be made in good faith by the Company’s independent auditors.
Section 7.    Company Computers, Property and Records. Employee agrees to handle all Company property in accordance with the Company’s policies and procedures. Employee’s authorization to access the Company’s computer systems is limited and use of such systems to compete or prepare to compete with the Company constitutes unauthorized access that is strictly prohibited. All records received or created by Employee in the course of employment related to the Company’s business (such as but not limited to, email, notes, files, contact lists, agendas, drawings, maps, specifications, and calendars) are the property of the Company.
Section 8.    Resolution of Disputes. Employee and the Company hereby agree that, except for disputes regarding alleged or anticipated violations of the Confidentiality, Non-Disclosure and Non-Competition Agreement attached as Exhibit A, any and all disputes between them shall be resolved solely in accordance with the Mutual Agreement to Arbitrate Disputes on an Individual Basis attached as Exhibit B and, to the greatest extent permitted by law, Employee and the Company expressly waive their respective right to a trial by jury for any and all such disputes between them.
Section 9.    General.
9.1.    No Conflict. Employee represents and warrants that Employee has not entered, nor will Employee enter, into any other agreements that restrict Employee’s ability to fulfill Employee’s obligations under this Agreement.
9.2.    Governing Law. This Agreement shall be construed, interpreted and governed by the laws of the state of Employee’s assigned primary office location during the last six months of Employee’s employment with the Company, without regard to the conflicts of law principles.
9.3.    Binding Effect. This Agreement shall extend to and be binding upon Employee, Employee’s legal representatives, heirs and distributees and upon the Company, its successors and assigns regardless of any change in the business structure of the Company.
9.4.    Assignment. The Company’s rights and obligations under this Agreement, including the restrictions in the Confidentiality, Non-Disclosure and Non-Competition Agreement attached as Exhibit A, shall automatically transfer with any sale, transfer or other disposition of all or substantially all of its assets, stock or business. Employee consents to that transfer. Employee may not assign any rights or obligations under this Agreement without the Company’s prior written consent.
9.5.    Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto, including Employee’s prior Agreement, dated November 16, 2013, except this Agreement does not supersede the Confidentiality, Non-Disclosure and Non-Competition Agreement attached as Exhibit A or the Mutual Agreement to Arbitrate Disputes on an Individual Basis attached as Exhibit B. Nor does this Agreement supersede any Award Agreement (as that term is defined in the Company’s Equity Incentive Plan) between Employee and the Company. No waiver, modification or change of any provision of this Agreement shall be valid unless in writing and signed by both parties.
9.6.    Waiver. The waiver of any breach of any duty, term or condition of this Agreement shall not be deemed to constitute a waiver of any preceding or succeeding breach of the same or any other duty, term or condition of this Agreement.
9.7.    Severability. If any provision of this Agreement shall be unenforceable in any jurisdiction in accordance with its terms, the provision shall be enforceable to the fullest extent permitted in that jurisdiction and shall continue to be enforceable in accordance with its terms in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.
9.8.    Notices. All notices pursuant to this Agreement shall be in writing and shall be sent by prepaid certified mail, return receipt requested or by recognized air courier service addressed as follows:
(i)    If to the Company to:
Amicus Therapeutics, Inc.
1 Cedar Brook Drive
Cranbury, New Jersey 08512
c/o    CEO or General Counsel
(ii)    If to Employee to:
Hung Do
at the address identified herein or in Employee’s personnel records, or to such other addresses as may hereinafter be specified by notice in writing by either of the parties, and shall be deemed given three (3) business days after the date so mailed or sent.
9.9.    Compliance. If reasonably requested in writing, Employee agrees within fifteen (15) business days to provide the Company with an executed IRS Form 4669 (Statement of Payments Received) with respect to any taxable amount paid to Employee by the Company.
9.10.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same agreement.
9.11.    Knowing and Voluntary Nature of Agreement. Employee acknowledges and agrees that Employee is executing this Agreement knowingly and voluntarily and without any duress or undue influence by the Company or anyone else. Employee further acknowledges and agrees that Employee has carefully read this Agreement and fully understands it. Employee further agrees that Employee has been provided an opportunity to seek, and has received, the advice of an attorney of Employee’s choice (at Employee’s expense) before signing this Agreement.
[Signature Page Follows]
IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

/s/ Hung Do_________________________
Hung Do

AMICUS THERAPEUTICS, INC.

By: /s/ David Clark
Name:    David Clark
Title: Chief People Officer

EXHIBIT A
AMICUS THERAPEUTICS, INC.
CONFIDENTIALITY, NON-DISCLOSURE AND NON-COMPETITION AGREEMENT
WITH
Hung Do
This Agreement is made as of February 18, 2020 between you and Amicus Therapeutics, Inc. (the “Company”). You agree that you are receiving adequate consideration in exchange for entering into this Confidentiality, Non-Disclosure and Non-Competition Agreement (the “Agreement”) including: (1) at-will employment and the benefits of that employment including any grant to you of certain restricted stock units and options to purchase shares of common stock in the Company; (2) access to Confidential Information belonging to the Company; and (3) access to the Company’s business relationships. You acknowledge that entering into this Agreement is a condition of receiving those items. Accordingly, you agree to the following terms and conditions:

1.
You acknowledge that the protections provided by this Agreement are necessary to safeguard the Company’s Confidential Information (as defined below), business relationships and other business interests, and that the Company is willing to employ you, and continue to employ you, on the condition that you execute this Agreement. You agree that the Company has spent substantial resources developing its Confidential Information and business relationships. You also agree that protecting these assets is critical to the Company’s survival and success, and a competitor with access to those assets would have an unfair competitive advantage over the Company. Therefore, you agree that the Company has a legitimate business interest in protecting those assets and that the commitments set forth in this Agreement are a reasonable means of doing so.

Confidential Information

2.
You acknowledge that as an integral part of the Company’s business, the Company has developed, and will develop, at a considerable investment of time and expense, non-public scientific data and methods, clinical development plans and strategies, business development plans and strategies, marketing and business plans and strategies, procedures, methods of operation and marketing, financial data, lists of actual and potential customers and suppliers including buying habits of those customers, and independent sales representatives and related data, technical procedures, engineering and product specifications, plans for development and expansion, and other confidential and sensitive information, and you acknowledge that the Company has a legitimate business interest in protecting the confidentiality of such information. You acknowledge that you will be entrusted with such information as well as confidential non-public information belonging to customers, suppliers, and other third parties. You, therefore, acknowledge a continuing responsibility to protect such information and agree to the provisions contained herein.

3.
“Trade Secrets” shall mean information belonging to the Company or licensed by it including, without limitation, data, reports, research, drawings, specifications, software, formulae, patterns, compilations, programs, devices, methods, techniques, or processes (including such information that has commercial value to the Company from a negative viewpoint, such as the results of research which proves that certain processes used to attempt to develop new technology will be unsuccessful) which are not commonly known by or available to the public, and which information: (a) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from their disclosure or use; (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy; and (c) as otherwise defined by law.

4.
“Proprietary Information” shall mean any information, other than Trade Secrets, without regard to form, belonging to the Company or licensed by it including, without limitation, formulae, patterns, compilations, programs, devices, methods, techniques, or processes, which is not commonly known by or available to the public and which information is material to the Company and not generally known by the public, and all notes, analyses, compilations, studies, interpretations or other documents prepared by you which contain, reflect or are based upon, in whole or in part, the information furnished to you by the Company pursuant hereto; provided, however that “Proprietary Information” shall not include any information which you can show (i) becomes patented, published or otherwise part of the public domain through no act or fault of your own, (ii) is received in good faith from any third party who has the right to disclose such information and who has not received such information, either directly or indirectly, from the Company, or (iii) any information which you can show was in your legitimate possession prior to your commencing employment with the Company.

5.
“Confidential Information” shall mean, collectively, the information outlined in Paragraph 2 of this Agreement, Trade Secrets outlined in Paragraph 3 and Proprietary Information outlined in Paragraph 4 and all other information protected by unauthorized disclosure by law.

6.
You will treat as confidential and will not, without the prior written approval of the Company, directly or indirectly, use (other than in the performance of duties of employment with the Company), publish, disclose, patent, copyright, or authorize anyone else to use, publish, disclose, patent, or copyright any Confidential Information during your employment and after your employment with the Company terminates, whether such termination is voluntary or involuntary, with or without cause. You agree to take all action reasonably necessary to protect Confidential Information from being disclosed or used by anyone other than persons authorized by the Company. Confidential information shall not include information that: (i) is or subsequently becomes publicly available without your, or any other person or entity’s, breach of any obligation owed to the Company; (ii) was lawfully received by you from a third party free of any obligation of confidentiality owed to the Company; or (iii) you are required to disclose in a judicial or administrative proceeding or as otherwise required by law.

7.
The Company recognizes that you, as a former employee or independent contractor of another company, may previously have been privy to trade secrets and/or confidential information of such other company, and you may be under an obligation to such other company to maintain the confidentiality of such trade secrets or confidential information. Accordingly, to the extent you are under such an obligation, you shall not: (a) bring any records, notes, files, drawings, documents, plans and like items, electronic or otherwise, provided to you in confidence by such other company, or any copies thereof, relating to or containing or disclosing confidential information or trade secrets of any such other company, on the premises of the Company or loaded onto the Company’s computer systems or otherwise use such documents and items in the performance of services for the Company; or (b) disclose any confidential information or trade secrets provided to you in confidence by such other company in the performance of your job duties for the Company. You represent that you are “free and clear” of any legal restrictions that might interfere with your ability to begin or continue your employment with, or perform your duties and responsibilities for, the Company such as non-compete, non-solicitation or non-disclosure restrictions imposed by current or former employers or contractors. You confirm that you have disclosed to the Company any agreements between you and your current or former employers or contractors describing any possible restrictions on your activities.

8.
You acknowledge that all Confidential Information and any records, files, memoranda, computer programs, reports, claims reports or records, customer lists, contracts, marketing plans, programs or forecasts and other written or printed documents or materials or other data stored on computer disks or other electronic data storage methods (“Documents”) received, created or used by you during the course of your relationship with the Company are and will remain the sole property of the Company. You agree to return all such Documents (including all copies) to the Company promptly upon the termination of your employment, or earlier upon the Company’s request, and agree that, during or after your employment, you will not, under any circumstances, without the specific authorization in writing of an officer of the Company, disclose those Documents or any information contained in such Documents to anyone outside the Company’s organization or use those Documents for any purpose other than the advancement of the Company’s interests. Upon termination of your employment for any reason, or upon the Company’s earlier request, you also agree to immediately return to the Company all equipment and property provided to you by the Company including, but not limited to, computers, phones, pagers, thumb drives or other storage devices, iPads and other tablet devices, and any other electronic devices. You also agree to provide the Company with all usernames, passwords, passcodes, and other information for logging into and accessing the equipment, applications, platforms, software, hardware, devices and other systems that you used or accessed in the course of, and during, your employment.

Protected Conduct

9.	Nothing in this Agreement prohibits you from disclosing Confidential Information under any of the following circumstances:

•	You make the disclosure in confidence to an attorney solely for the purpose of reporting or investigating a suspected violation of law; or

•	You make the disclosure, directly or indirectly, to a Federal, State or local government official in confidence solely for the purpose of reporting or investigating a suspected violation of law; or

•	You make the disclosure in a complaint or other document filed under seal in a lawsuit or other proceeding; or

•
You make the disclosure to your attorney in connection with a lawsuit you file against the Company for retaliation for reporting a suspected violation of law. Under this scenario, you may use the Confidential Information in the court proceedings as long as you file any document containing the Confidential Information under seal and do not otherwise disclose the Confidential Information, except pursuant to a Court Order.

10.	Nothing in this Agreement:

•
Prohibits you from filing a charge or complaint with, reporting or making disclosures (including providing supporting documents or other information) of possible violations of any law or regulation to, and/or participating in any investigation or proceeding conducted by, any self-regulatory organization or governmental agency, authority, or legislative body including, but not limited to, the Securities and Exchange Commission and/or Equal Employment Opportunity Commission or as otherwise required or allowed by law.

•
Is intended to interfere with your rights under Section 7 of the National Labor Relations Act, including the right of employees to communicate with each other regarding the terms and conditions of their employment and to engage in concerted activities.

•	Prevents you from disclosing or requires you to conceal the details of any alleged discrimination, retaliation or harassment.
Disclosure and Assignment Of Intellectual Property

11.
Intellectual Property. You agree to promptly disclose to the Company all “Intellectual Property” conceived or developed by you while employed by the Company that relates to the Company’s business. The term “Intellectual Property” means any and all (i) data, reports, formulas, techniques, research, drawings, specifications, software and any other copyrightable works; (ii) Trade Secrets; and (iii) ideas, creations, inventions, discoveries, designs, devices, methods, processes and innovations whether or not patentable, and all related know-how.

Assignment of Intellectual Property Rights. You agree that all Intellectual Property conceived or developed by you while employed by the Company after the date of this Agreement shall be the exclusive property of the Company. You hereby assign and agree to assign in the future to the Company all of your right, title and interest in and to any and all Intellectual Property related to your work at the Company, whether or not registrable under patent, copyright, trademark or similar statutes, made or conceived or reduced to practice or learned by you, either alone or jointly with others, during the period and scope of your employment with the Company. Such assignment is perpetual and irrevocable. Intellectual Property assigned to the Company, or to a third party as directed by the Company pursuant to this paragraph, are hereinafter referred to as “Company Intellectual Property.” You agree to assign all right, title and interest in and to any particular Company Intellectual Property to a third party as directed by the Company. You further agree to assign to the Company or, to the extent assignment is not permissible, waive any so-called “moral rights” in the Intellectual Property to the extent permitted by law. You will assist the Company in every proper way to obtain, perfect, and from time to time enforce, its patent, copyright, trade secret and other rights in the Intellectual Property relating to Company Intellectual Property in any and all countries. You hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, that you now or may hereafter have for infringement of any Intellectual Property assigned hereunder to the Company.
Prior Intellectual Property. Notwithstanding the foregoing, the Company agrees that you will not be obligated to assign any invention that you developed entirely on your own time, without using any equipment, supplies, facilities or trade secret information of the Company, unless such invention either: (i) relates (at the time of conception or reduction to practice of the invention) to the Company’s business or the Company’s actual or demonstrably anticipated research, or (ii) results from any work performed by you for the Company. Intellectual Property, if any, that you made prior to the commencement of your employment with the Company, or made outside the scope of your employment, are excluded from the scope of this Agreement. To preclude any possible uncertainty, you have set forth on Exhibit A attached to this Agreement a complete list of all Intellectual Property that you have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of your employment with the Company, that you consider to be your property or the property of third parties and that you wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Intellectual Property”).

12.
Obligation to Keep the Company Informed. During the period of your employment, you will promptly disclose to the Company fully and in writing all Intellectual Property authored, created, conceived or reduced to practice by you, either alone or jointly with others, whether or not patentable or copyrightable or believed by you to be patentable or copyrightable. In addition, you will promptly disclose to the Company (to be held in confidence) all patent applications filed by you or on your behalf within six months after termination of your employment (whether voluntarily or involuntarily), and to cooperate fully with a review and determination by the Company as to whether such patent applications constitute or include the Company’s Intellectual Property or Confidential Information.

13.
Works for Hire. You acknowledge and agree that all original works of authorship that are made by you (solely or jointly with others) within the scope of your employment by the Company and that are protectable by copyright including, but not limited to, drawings, sketches and designs, are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C. Section 101).

Non-Competition

14.
You acknowledge that the Company has compelling business interests in preventing the use or disclosure of its Confidential Information, or the misappropriation of its business relationships, and to protect those interests it is reasonable to restrict you from working or becoming affiliated with, either during or after the end of your employment with the Company, a Competitive Business (as defined below).

15.
You also acknowledge that the Company is engaged in a highly competitive business and that by virtue of the nature of your employment with the Company, your engaging in or working for or with any Competitive Business will cause the Company great and irreparable harm.

16.
Accordingly, you agree that, during your employment with the Company and for a period of twelve (12) months after the date of termination of your employment with the Company for any reason, whether such termination is voluntary or involuntary, by wrongful discharge or otherwise, you will not, directly, or indirectly work for or with or have any interest in any Competitive Business, whether as an individual on your own account, as a partner or joint venturer, as an employee, agent or salesperson for any person, as an officer or director of any corporation, or as a consultant or otherwise, or engage in preparations for any activity prohibited by this paragraph or any other paragraph in this Agreement without the prior specific written consent by an officer of the Company to do so provided, that the foregoing shall not prohibit ownership of the securities of a publicly-traded entity which constitute less than 2% of the outstanding voting securities of the entity. For purposes of this Agreement, “Competitive Business” shall mean any person or entity who engages in the business of researching, developing and/or commercializing products, including but not limited to small molecules, biologics and gene therapies in the areas of Fabry disease, Pompe disease, Battens Disease, CDKL-5 Deficiency Disorder and any other condition, or any other business, in which the Company is actively engaged during the last twenty-four months of your employment. You acknowledge that the geographic scope of this restriction is reasonable given that: (1) the Company does business and has customers and competitors throughout the world; and (2) modern communication and transportation make it easy to compete in this industry from virtually any location on earth. Further, you acknowledge and agree that given the nature of your responsibilities for the Company and your access to its Confidential Information and business relationships, if you were to work for any Competitive Business as described in this paragraph, you would inevitably disclose Confidential Information.

Non-Solicitation

17.
You also acknowledge that, by virtue of your relationship with the Company, you have gained or will gain knowledge of the identity, characteristics and preferences of its customers among other Confidential Information, and that you would inevitably have to draw on such Confidential Information if you were to solicit or service the Company’s customers on behalf of a Competitive Business.

18.
Accordingly, you agree that for twelve (12) months following the termination for any reason whatsoever of your employment with the Company, you will not solicit the business of or perform any services for an actual or prospective Customer of the Company (as defined below). You also agree that, during this twelve-month period, you will not encourage or assist any person or entity engaged in a Competitive Business to solicit or service any actual or prospective Customer of the Company covered by this paragraph. “Customer of the Company” means any person or company that, at any time during the twenty-four (24) months prior to the end of your employment with the Company, purchases – or enters into a contract to purchase – products or services from the Company. Customer shall also mean any prospective customer to which the Company has submitted a proposal for purchase of products or services.

19.
You also agree that, for twelve (12) months following the end of your employment with the Company for any reason, you will not directly or indirectly hire or seek to hire or retain, whether on your own behalf or on behalf of some other person or entity, any Company Personnel (as defined below). Nor will you, during this twelve (12) month period, directly or indirectly induce or encourage any Company Personnel to leave the Company. You acknowledge that, even after the expiration of the twelve (12) month period described in this paragraph, you will be barred from soliciting or hiring Company Personnel if, in soliciting or hiring them, you would use or disclose Confidential Information belonging to the Company. “Company Personnel” means any employee, independent contractor or other personnel employed, retained or engaged by the Company at any time during the twenty-four (24) months prior to the termination of your employment: (1) with whom you interacted within the scope of your employment with the Company; (2) whom you directly or indirectly supervised during your employment with the Company; or (3) regarding whom you received non-public information about his or her job responsibilities, compensation or job performance by virtue of your employment with the Company.

Return of Property

20.
Upon termination of your employment (by the Company or you) for any reason, or upon the earlier request of the Company, you agree to immediately return to the Company all Company records and other property in your possession, custody or control including (but not limited to) anything containing Confidential Information such as documents, papers, files, records, reports, binders, notebooks, books, notes, calendars, plans, drawings, maps, specifications, blueprints, studies, photographs, video recordings, audio recordings, computers, tablets, smartphones, mobile telephones, drives, discs, and any other devices used to store electronic data, and any and all electronic copies and/or hard-copies. Notwithstanding the foregoing, nothing in this Agreement shall prohibit you from retaining paystubs and other records regarding your compensation and benefits that the Company is required by law to provide to you.

21.
Upon termination of your employment (by the Company or you) for any reason, or upon the earlier request of the Company, you agree to provide the Company with all usernames, passwords, passcodes and other information that it may need to log into and access the equipment, applications, platforms, software, hardware, devices and other systems that you used or accessed in the course of, and during, your employment.

22.
Upon the Company’s request, you agree to immediately provide the Company with a written affidavit confirming that you have returned all Company property and Confidential Information, and cooperate in providing the Company, at the Company’s request, a means through which it can promptly and independently verify (including by forensic analysis, if necessary) that all Confidential Information has been removed from electronic storage devices, cloud-based storage, and accounts in your possession or control.

23.
If you are served with a subpoena, court order, or similar legal document requiring the production of Company records or other property or the disclosure of Confidential Information, you agree to provide the Company with as much notice as is possible (presumably seven (7) business days or more) through written notification to the Company’s General Counsel and the Company’s CEO, so that the Company may take permissible steps to protect the records and information, unless such notice is prohibited by law or court order; provided, however, that nothing in this Agreement prohibits you from engaging in the Protected Conduct described in Section 9 and Section 10 of this Agreement.

Other Terms

24.
You acknowledge that the restrictions contained in this Agreement are fair, reasonable and necessary to protect the legitimate business interests of the Company and that the Company will suffer irreparable harm in the event of any actual or threatened breach by you of this Agreement. You agree that enforcement of the restrictions in this Agreement will not cause you any hardship, and because of your background and experience will not in any manner preclude you from becoming gainfully employed in such manner and to such extent as will provide you with a standard of living of at least the sort and fashion to which you are accustomed. You therefore agree that the Company may seek a restraining order, preliminary injunction or other court order to enforce this Agreement without the necessity of posting a bond or any security that might otherwise be required in connection with such relief. You also agree that any request for such relief by the Company shall be in addition and without prejudice to any claim for monetary damages which the Company might elect to assert.

25.
If any provision of this Agreement is held to be unenforceable by a court, such unenforceability shall not affect the enforceability of the remaining provisions. Such provision shall be reformed and construed to the extent permitted by law so that it would be valid, legal and enforceable to the maximum extent possible.

26.
You acknowledge that this Agreement does not give you any rights to employment by or to be retained as a consultant of the Company and, unless otherwise provided in another writing, executed by an officer of the Company and you, your relationship with the Company shall be employment “at will.”

27.
You agree that, if you, at any time during or within one year after your employment with the Company ends, you receive an offer of employment or retention from any person or entity other than the Company, you will provide that person or entity with a copy of this Agreement. You also agree that, at any time during, or within one year after the end of, your employment with the Company, you will, in writing, immediately after accepting (orally or in writing) any offer of employment or retention with any person or entity other than the Company: (1) notify the Company that you accepted the offer; and (2) inform the Company of the identity of the person or entity, and of your title, responsibilities, work location and anticipated start date. You acknowledge that the requirements set forth in this paragraph are fair, reasonable and necessary in order for the Company to adequately protect its Confidential Information and business relationships. The Company may also provide copies of this Agreement to others including, but not limited to, customers and potential customers, and your future employers and prospective employers.

28.
You understand nothing in this Agreement prohibits you reporting to any governmental authority information concerning violations of law or regulations, and that you may report trade secret information to a government official or to an attorney and use it in certain proceedings without fear of prosecution or liability provided such disclosure is consistent with 18 U.S.C. 1833. If you make the disclosure to your attorney in connection with a private lawsuit, you may use the Confidential Information in the court proceedings as long as you file any document containing the Confidential Information under seal and do not otherwise disclose the Confidential Information, except pursuant to a Court Order.

29.
This Agreement represents the entire agreement of the parties with respect to the subject matter covered and cannot be modified or amended except in a writing signed by both parties. The waiver by any party to this Agreement or a breach of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent or simultaneous breach. This Agreement supersedes any confidentiality, non-competition and non-solicitation entered into by the Company and you prior to the date of this Agreement. This Agreement does not supersede: (1) the Employment Agreement between you and the Company; (2) the Mutual Agreement to Arbitrate Disputes on an Individual Basis between you and the Company; or (3) any Award Agreement (as that term is defined in the Company’s Equity Incentive Plan) between Employee and the Company.

30.
This Agreement shall be construed, interpreted and governed by the laws of the state of your assigned primary office location during the last six months of your employment with the Company, without regard to the conflicts of law principles.

31.
The rights and obligations of the Company under this Agreement shall automatically transfer with any sale, transfer or other disposition of all or substantially all of its or their assets, stock or business. By signing this Agreement, you consent to any such transfer. You may not assign any rights or obligations under this Agreement without the prior written consent of the Company’s Chief Legal Officer or designee.

By signing below, you acknowledge that you: (1) received this Agreement fourteen (14) business days before the date on which you must return an executed copy of it to the Company; (2) have had sufficient opportunity to read each provision of this Agreement; (e) understand the meaning, effect and implications of each provision of this Agreement; (4) have had an opportunity to consult with legal counsel of your choosing (at your expense) regarding this Agreement; and (5) are not relying on any promises or representations that are not set forth in this Agreement. By signing this Agreement, you are indicating that you are doing so freely and voluntarily and with full understanding of its terms and conditions.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

AMICUS THERAPEUTICS, INC.

By:    /s/ Ellen Rosenberg______________________
Ellen Rosenberg
General Counsel & Corporate Secretary, Legal

EMPLOYEE

Print Name:    Hung Do________________________

Signature:    /s/ Hung Do_____________________

Date:         February 26, 2020_________________

Home Address:    […]_____________________________

________________________________

SCHEDULE 1
PRIOR INTELLECTUAL PROPERTY

List below all Intellectual Property and works of authorship that you have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of your employment with Amicus that you consider to be your property or the property of third parties and that you wish to have excluded from the scope of this Confidentiality, Non-Disclosure and Non-Competition Agreement:

1.

2.

3.

4.

5.

6.

7.

8.

If additional space is needed, attach and sign additional sheets and indicate here:

___ Additional sheets are attached.

If you are not listing any Intellectual Property or works of authorship, indicate here:

_X_ No Intellectual Property or works of authorship claimed.

Signature of Employee: /s/ Hung Do________________________

Print Name of Employee: Hung Do_________________________

Date: February 26, 2020

EXHIBIT B
MUTUAL AGREEMENT TO ARBITRATE DISPUTES ON AN INDIVIDUAL BASIS

This Mutual Agreement to Arbitrate Disputes on an Individual Basis (“Arbitration Agreement”) is made and entered into as of February 18, 2020 (the “Effective Date”) by and between Amicus Therapeutics, Inc. (the “Company”) and Hung Do (“you”). In this Arbitration Agreement, the Company and you are sometimes referred to individually as a “Party” and sometimes referred to together as the “Parties.”

1.
Purpose. The Parties are entering into this Arbitration Agreement because they want to resolve all disputes arising out of or relating to your employment by the Company, or the termination of your employment, by binding private arbitration in accordance with the provisions of this Arbitration Agreement. Regarding any claims covered by this Arbitration Agreement, you and the Company understand that, by entering into this Arbitration Agreement, YOU AND THE COMPANY ARE EACH GIVING UP:

1)    THE RIGHT TO A JURY TRIAL; AND

2)	THE RIGHT TO FILE A LAWSUIT IN COURT AGAINST THE OTHER PARTY; AND

3)	THE RIGHT TO BRING A CLASS OR COLLECTIVE ACTION AGAINST THE OTHER PARTY IN COURT OR IN ARBITRATION OR IN ANY OTHER FORUM.

2.	Mandatory Arbitration. In exchange for the mutual promises contained in this Arbitration Agreement and as a condition of the Company hiring and employing you, you and the Company agree that:

(a)
any and all “Covered Claims” (as defined in Section 3 below) shall be submitted to and resolved by final and binding arbitration to be held in the American Arbitration Association (“AAA”) office located nearest to your employment location for the Company. The arbitration shall proceed before a single arbitrator and administered by the AAA in accordance with AAA’s Employment Arbitration Rules and Mediation Procedures (the “AAA Rules”) in effect and applicable at the time the arbitration is commenced. The AAA Rules may be amended from time to time and are available online at

https://www.adr.org/sites/default/files/Employment%20Rules.pdf. You may also call the AAA at 800-778-7879 with any questions about the arbitration process. If the AAA Rules are inconsistent with the terms of this Arbitration Agreement, the terms of this Arbitration Agreement shall govern; AND

(b)
the Arbitrator, and not any federal, state, or local court or agency, shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, formation or enforceability of this Arbitration Agreement including, but not limited to, the arbitrability of any dispute between the parties; AND

(c)
the Arbitrator’s decision shall be final and binding only on the Parties to this Arbitration Agreement and the Parties agree that awards deciding issues for similarly-situated employees will have no preclusive effect in any arbitration between the Parties.

3.
Covered Claims. Except as provided in Section 4, “Covered Claims” under this Arbitration Agreement shall include all past, current and future grievances, disputes, claims or causes of action that otherwise could be brought in a federal, state or local court under applicable federal, state or local laws, arising out of or relating to your employment with the Company or the termination of your employment including claims arising out of or related to your hiring, recruitment, compensation and termination, and including claims you may have against the Company or its officers, directors, supervisors, managers, employees or agents, or that the Company may have against you. Covered Claims include, but are not limited to, claims for breach of any contract or covenant (express or implied), tort claims, claims for wages or other compensation, claims for wrongful termination (constructive or actual), claims for discrimination, harassment or retaliation (including, but not limited to, harassment or discrimination based on race, age, color, sex, gender, gender identity, transgender status, sexual orientation, national origin, alienage or citizenship status, creed, religion, marital status, partnership status, familial status, domestic violence victim status, military status, predisposing genetic characteristics, medical condition including pregnancy, psychological condition, mental condition, criminal accusations and convictions, disability, or any other trait or characteristic protected by federal, state, or local law, claims for violation of any federal, state, local or other governmental law, statute, regulation, or ordinance, including, but not limited to, all claims arising under federal law such as:

The Age Discrimination in Employment Act; the Older Workers Benefits Protection Act; Title VII of the Civil Rights of 1964; Sections 1981 through 1988 of Title 42 of the United States Code; the Civil Rights Act of 1991; the Equal Pay Act; the Americans with Disabilities Act; the Rehabilitation Act; the Employee Retirement Income Security Act; the Worker Adjustment and Retraining Notification Act; the National Labor Relations Act; the Fair Credit Reporting Act; the Occupational Safety and Health Act; the Uniformed Services Employment and Reemployment Act; the Employee Polygraph Protection Act; the Immigration Reform Control Act; the Family and Medical Leave Act; the Genetic Information Nondiscrimination Act; the Federal False Claims Act; the Patient Protection and Affordable Care Act; the Consolidated Omnibus Budget Reconciliation Act; and the Lilly Ledbetter Fair Pay Act;

and all claims arising under state and local law, such as:

The New Jersey Law Against Discrimination; the New Jersey Discrimination in Wages Law; the New Jersey Security and Financial Empowerment Act; the New Jersey Temporary Disability Benefits and Family Leave Insurance Law; the New Jersey Domestic Partnership Act; the New Jersey Conscientious Employee Protection Act; the New Jersey Family Leave Act; the New Jersey Wage Payment Act; the New Jersey Equal Pay Law; the New Jersey Occupational Safety and Health Law; the New Jersey False Claims Act; the New Jersey Smokers’ Rights Law; the New Jersey Genetic Privacy Act; the New Jersey Fair Credit Reporting Act; the New Jersey Emergency Responder Leave Law; the New Jersey Millville Dallas Airmotive Plant Job Loss Notification Act (a/k/a the New Jersey WARN Act); Gender Inequity Law; and the New Jersey Earned Sick Leave Law.

The laws listed above should be interpreted as including all amendments to those laws and together with all of their respective implementing regulations, and any and all other federal, state and local laws that govern your employment with the Company or the termination of that employment for any reason. Covered Claims under this Agreement include claims arising out of or related to acts or omissions that occurred before entering into this Arbitration Agreement and those that may occur in the future.

4.	Claims Not Covered. Notwithstanding any other provision of this Arbitration Agreement, this Arbitration Agreement does not mandate arbitration of:

(a)	disputes arising under your Confidentiality, Non-Disclosure and Non-Competition Agreement with the Company; OR

(b)	claims for Workers’ Compensation benefits; OR

(c)	claims for unemployment compensation benefits; OR

(d)	any other claims that, as a matter of law, cannot be subject to mandatory arbitration.

Ú
Notwithstanding any other provision of this Arbitration Agreement, nothing in this Arbitration Agreement prevents you or shall be interpreted to mean that you are precluded from filing charges or complaints with the National Labor Relations Board (NLRB), the Equal Employment Opportunity Commission (EEOC), the Securities and Exchange Commission (SEC) or any equivalent state or local agency. Nor does this Arbitration Agreement prevent you from testifying or participating in any proceedings before those administrative agencies.

5.	Waiver of Class and Collective Actions. You and the Company expressly intend and agree that:

(a)	class and collective action procedures shall not be asserted and will not apply in any arbitration pursuant to this Agreement;

(b)	neither you nor the Company will assert class or collective claims against the other in court, in arbitration or otherwise;

(c)	each Party shall only submit individual claims in arbitration and will not seek to represent the interests of any other person;

(d)	any claims by you will not be joined, consolidated or heard together with the claims of any other employee; and

(e)
no decision or arbitral award determining an issue with a similarly-situated employee shall have any preclusive effect in any arbitration between the Parties, and the Arbitrator shall have no authority to give preclusive effect to the issues determined in any arbitration between the Company and any other employee.

6.
Waiver of Trial by Jury. The Parties understand and fully agree that, by entering into this Arbitration Agreement, they are giving up their constitutional right to have a trial by jury, and are giving up their normal rights of appeal following the issuance of the arbitrator’s award except as otherwise provided by applicable law.

7.
Claims Procedure. Arbitration shall be initiated by the express written notice of either you or the Company. The Party initiating the arbitration must give written notice of any claim to the other Party. Written notice of your claim shall be mailed by certified or registered mail, return receipt requested, to Employer’s General Counsel at Amicus Therapeutics, Inc., 1 Cedar Brook Drive, Cranbury, New Jersey 08512. Written notice of a claim by the Company will be mailed to your last known address. The written notice shall identify and describe the nature of all claims asserted and the facts supporting the claims. Written notice of arbitration shall be initiated within the same time limitations that applicable federal and state law applies to those claims.

8.	Arbitrator Selection. The Arbitrator shall be selected as provided in AAA Rules.

9.
Discovery. The Arbitrator shall have the authority to order such discovery, by way of deposition, interrogatory, document production or otherwise, as the Arbitrator deems necessary to a full and fair exploration of the issues in dispute, consistent with the expedited nature of arbitration. The Arbitrator shall have the authority to set deadlines for completion of discovery. The Arbitrator shall decide all discovery disputes.

10.
Governing Law; Substantive Law. This Arbitration Agreement and any arbitration shall be governed by the Federal Arbitration Act (FAA) to the exclusion of any state law inconsistent with the FAA. The Arbitrator shall apply the substantive state or federal law as applicable to the claims asserted in arbitration. Claims arising under federal law shall be determined in accordance with federal law. Common law claims shall be determined in accordance with the substantive law of the state your assigned primary office location during the last six months of your employment with the Company, without regard to conflicts of law principles.

12.
Compelling Arbitration; Enforcing Award. Either Party may ask a court to stay any court proceeding to compel arbitration under this Arbitration Agreement, and to confirm, vacate or enforce an arbitration award. Judgment on the award rendered by the Arbitrator may be entered in any state or federal court of competent jurisdiction located in the state of your employment location for the Company.

13.
Arbitration Fees and Costs. The Company shall be responsible for the Arbitrator’s fees and arbitration expenses and any other costs unique to the arbitration hearing, except that you shall be responsible for paying the initial filing fees as provided by the AAA’s Rules. Each Party shall pay its own deposition, witness, expert and attorneys’ fees and all other expenses to the same extent as if the matter were proceeding in court.

14.
Term of Agreement; Modification in Writing. This Arbitration Agreement shall survive the termination of your employment. This Arbitration Agreement can only be revoked or modified in a writing that specifically states an intent to revoke or modify this Arbitration Agreement and is signed by both you and the President of the Company.

15.	Successors and Assigns. The Company may freely assign this Arbitration Agreement at any time. This Arbitration Agreement shall inure to the benefit of the Company’s successors and assigns.

16.
Entire Agreement. This Arbitration Agreement represents the entire agreement of the parties with respect to the subject matter covered and cannot be modified or amended except in a writing signed by both parties. The waiver by any party to this Arbitration Agreement or a breach of any of the provisions of this Arbitration Agreement shall not operate or be construed as a waiver of any subsequent or simultaneous breach. This Arbitration Agreement supersedes any inconsistent agreements between the Parties with respect to the subject matter of the Arbitration Agreement. This Agreement does not supersede: (1) the Employment Agreement between you and the Company; (2) the Confidentiality, Non-Disclosure and Non-Competition Agreement between you and the Company; or (3) any Award Agreement (as that term is defined in the Company’s Equity Incentive Plan) between Employee and the Company.

17.
Severability. If any provision of this Arbitration Agreement is adjudged to be void or otherwise unenforceable, in whole or in part, the void or unenforceable provision shall be severed and that adjudication shall not affect the validity of the remainder of this Arbitration Agreement.

18.
Voluntary Agreement. By executing this Arbitration Agreement, the Parties represent that they have been given the opportunity to fully review its terms. You acknowledge and agree that you have had an opportunity to ask questions and consult with an attorney of your choice, at your expense, before signing this Arbitration Agreement. The Parties understand the terms of this Agreement and freely and voluntarily sign this Agreement. YOU AND THE COMPANY FULLY UNDERSTAND AND AGREE THAT YOU AND THE COMPANY ARE GIVING UP CERTAIN RIGHTS OTHERWISE AFFORDED BY CIVIL COURT ACTIONS INCLUDING, BUT NOT LIMITED TO, THE RIGHT TO A JURY OR COURT TRIAL AND THE RIGHT TO BRING ANY CLAIM AS A CLASS OR COLLECTIVE ACTION.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

EMPLOYEE

Print Name:    Hung Do________________________

Signature:    /s/ Hung Do_____________________

Date:         February 26, 2020__________________

Home Address:    […]_____________________________

________________________________

AMICUS THERAPEUTICS, INC.

By:    /s/ Ellen Rosenberg_______________________
Ellen Rosenberg
Chief Legal Officer and Corporate Secretary, Legal

EXHIBIT C

JOB DESCRIPTION

The Chief Scientific Officer will oversee the scientific and technological operations at the Global Research and Gene Therapy of Excellence located in Philadelphia, PA. The Chief Scientific Officer will guide the company research and scientific priorities to drive discovery and innovation so that they line up with the overall mission and goals of the organization.

ROLES AND RESPONSIBILITIES

The Chief Scientific Officer is responsible for:

•	Providing exemplary scientific input into the Company’s research and development programs in order to support the overall corporate strategy and objectives set by the Company.

•	Building a robust pipeline of products by creating and developing novel, differentiated and effective medicines in-house that overcome challenges as potential treatments for various genetic diseases.

•	Thorough assessments of external therapeutic approaches and molecules to determine technical feasibility and merit as potential treatments for various disease programs.

•
Continually assess and acquire the necessary technical capabilities, subject matter experts and personnel, equipment and resources to form a highly innovative and capable research team to drive innovation and achieve departmental and corporate goals.

•	Setting short- and long-term scientific goals and objectives with effective strategies to attain defined goals within Science.

•	Ensure that staff is properly trained and provide opportunities for continual growth and development in both technical and non-technical areas.

•
Provide needed support to other departments including Clinical/Translational Research, Regulatory, Medical Affairs, Legal, Technical Operations, etc. for advancing programs and attaining new intellectual property.

•	Work closely with Business Development, Finance, Investor Relations, etc. to support other business needs and corporate initiatives.

•	Ensure that staff is adhering to best practices and proper procedures in conducting research to ensure safety, data integrity, obtaining high quality results and compliance.

•	Work with Program Management and Finance for planning objectives, anticipated timelines and annual departmental budgets.

•	Assemble effective Scientific Advisory Board of scientific experts for various disciplines to get their independent assessment and guidance on current programs on annual basis.

•	Meet personal and organizational goals set by Executive Committee and Board of Directors.

ORGANIZATIONAL STRUCTURE

•	Reports to the Chief Executive Officer

QUALIFICATIONS AND BACKGROUND REQUIREMENTS

Educational Requirements

•	PhD and/or MD

Professional Work Experience

•	Minimum of 10-15 years of relevant industry experience required

•	Highly creative and innovative thinker with experience in drug development

•	Proven track record of accomplishments in creating new medicines and innovations

•	Excellent communication and critical thinking skills required

•	Experience with global pharmaceutical companies desired

LOCATION

•	This position will be based at 3675 Market St, Philadelphia, PA 19104

•	Domestic and international travel is required